AMENDMENT NO. 2
TO
SHAREHOLDER SERVICES PLAN
Class R Shares
(Reimbursement)
          The Shareholder Services Plan Class R Shares (Reimbursement) (the “Plan”), effective February 12, 2010, is hereby amended, effective October 29, 2010, as follows:
          WHEREAS, the Plan is hereby amended to remove the following portfolios: Invesco Alternative Opportunities Fund, Invesco FX Alpha Plus Strategy Fund and Invesco FX Alpha Strategy Fund;
          NOW THEREFORE, the parties agree that;
1.	Schedule A to the Plan is hereby deleted and replaced in its entirety with the following:
“Schedule A
AIM Counselor Series Trust (INVESCO COUNSELOR SERIES TRUST)
Invesco Equally-Weighted S&P 500 Fund
Class R Shares
AIM Investment Funds (INVESCO INVESTMENT FUNDS)
Invesco Commodities Strategy Fund
Class R Shares
Invesco Pacific Growth Fund
Class R Shares”